EXHIBIT 21


                         Subsidiaries of the Registrant




Name                                         State of Formation
----                                         ------------------

Boland & Madigan, Inc.                        Delaware
Fredick Schneiders Research, Inc.             Delaware
G. Cassidy & Associates, Inc.                 Delaware
Powell Tate, a Cassidy Company                Delaware